Exhibit 10.a

NONQUALIFIED STOCK OPTION AGREEMENT

     AGREEMENT made as of the          day of                         ,         , between Rowan Companies, Inc., a Delaware corporation (the “Company”) and             «Firstname» «Lastname»             (“Employee”).

     To carry out the purposes of the Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan (the “Plan”), by affording Employee the opportunity to purchase shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

     1. Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of «optamt» shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

     2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $ per share. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

     3. Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Financial Officer, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

		Percentage of Shares
Number of Full Years		That May Be Purchased

Less than	1 year	0%
	1 year	25%
	2 years	50%
	3 years	75%
	4 years or more	100%

     This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:

    (a) If Employee’s employment with the Company terminates by reason of Normal Retirement (as defined in Schedule A hereto), Employee may exercise this Option at any time during the period of five years following the date of such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date his employment so terminates, plus such additional number of shares, if any, that the Committee (as defined in the Plan), in its sole discretion, determines to be exercisable as of such retirement.

    (b) If employee dies within the five-year period following the date of Employee’s termination of employment by reason of Normal Retirement, Employee’s estate, or the person who acquires this Option by bequest or inheritance or otherwise by reason of the death of Employee, may exercise this Option at any time during the period of two years following the date of Employee’s death, but only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment terminated by reason of Normal Retirement.

    (c) If Employee’s employment with the Company terminates by reason of Disability (as defined in Schedule A hereto), Employee may exercise this Option in full at any time during the period of five years following the date of such termination.

    (d) If Employee dies while in the employ of the Company or within the five year period following the date of Employee’s termination of employment by reason of Disability, Employee’s estate, or the person who acquires this Option by bequest or inheritance or by reason of the death of Employee, may exercise this Option in full at any time during the period of two years following the date of Employee’s death.

If Employee’s employment with the Company terminates other than by reason of Normal Retirement, Disability or death, this Option (to the extent not exercised prior thereto) shall terminate as of the date Employee’s employment so terminates. This Option shall not be exercisable in any event after the expiration of ten years (seven years if Employee is a resident of the United Kingdom) from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise in cash (including check, bank draft or money order payable to the order of the Company). No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. Transfer of Option. Except as provided herein, each Option and all rights granted there under shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Employee’s lifetime only by the Employee or, in the case of the Employee’s death or incapacity, by the Employee’s guardian or legal representative. Employee (hereinafter the “Initial Optionee” for the purposes of this Paragraph 4) may transfer this Option (in whole or in part) subject to such conditions or limitations, if any, as the Committee may impose with respect to such transfer to any of (i) the spouse, children or grandchildren (“immediate Family Members”) of the Initial Optionee, (ii) a trust or trusts for the exclusive benefit of one or more of the Immediate Family Members and, if applicable, the Initial Optionee, (iii) a partnership or limited liability company whose only partners, shareholders or members are the Initial Optionee and/or one or more Immediate Family Members or (iv) an organization that has been determined by the Internal Revenue Service to be exempt under Section 501 (c)(3) of the Code. Following any transfer by the Initial Optionee, this Option may not be transferred except back to the Initial Optionee, unless the Committee approves otherwise on such terms as it shall establish in its sole discretion. A transfer of this Option must be for no consideration unless the Committee otherwise agrees to a transfer for consideration. The terms and conditions of the Plan and this Option Agreement shall continue to be subject to the same limitation, vesting and expiration provisions of (a), (b), (c) and (d) of Paragraph 3 above, which shall be applied “as if” Employee continued to be the holder of the Option. If transferred, this Option shall not be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the transferee’s exercise of the Option. Further, the Company shall have no obligation to provide any notices to an Option transferee of any event, term or provision with respect to the Option, including, without limitation, the early termination of the Option on account of termination of Employee’s employment. No transfer of this Option shall be effective unless the Committee receives prior written notice of the terms and conditions of any intended transfer, determines that the transfer complies with the requirements imposed hereunder with respect to Option transfers and approves the transfer. Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of this Option that does not satisfy the requirements set forth hereunder shall be void and unenforceable against the Company.

     5. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

     6. Status of Stock. The Company intends to register for issuance under the Securities Act of 1933, as amended (the “Act”) the shares of Stock acquirable upon exercise of this Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of the Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require assuring compliance with applicable securities laws. The Company shall incur no liability to Employee for failure to register the Stock or maintain the registration.

     Employee agrees that the shares of Stock, which Employee may acquire by exercising this Option, will not be sold or otherwise disposed of in any manner, which would constitute a violation of any applicable securities laws, whether federal, or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     9. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

ROWAN COMPANIES, INC.

By:

ATTEST:	Senior Vice President

Assistant Secretary	Employee

Date:

SCHEDULE A
TO
STOCK OPTION AGREEMENT

     Normal Retirement. For purposes of the foregoing Stock Option Agreement, the “Normal Retirement” by an Employee shall have occurred if:

(a)	in the case of an Employee who is an employee of Rowan Companies, Inc. or an employee of an Employing Company, as defined in the Rowan Pension Plan (the “Rowan Plan”), the Employee: (1) has satisfied the requirements for normal retirement pursuant to the rules of the Rowan Plan which, in terms of age, is a minimum of 60 and (2) has requested and received authorization from the administrative committee appointed by the Company’s Board of Directors to administer the Rowan Plan to commence receiving pension benefits; or

(b)	in the case of an Employee who is an employee of LeTourneau, Inc. or an employee of an Employing Company, as defined in the LeTourneau Pension Plan (the “LeTourneau Plan”), the Employee: (1) has satisfied the requirements for either normal or late retirement pursuant to the rules of the LeTourneau Plan, (2) has requested and received authorization from the administrative committee appointed by the Board of Directors of LeTourneau, Inc. to administer the LeTourneau Plan to commence receiving pension benefits, and (3) would have satisfied the requirements for normal retirement pursuant to the rules of the Rowan Plan if he or she was an employee of Rowan Companies, Inc. or an employee of an Employing Company under the Rowan Plan.

Determination of the date of termination of employment by reason of Normal Retirement shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination shall be final and controlling on all interested parties.

     Disability. For purposes of the foregoing Stock Option Agreement, the “Disability” of an Employee shall have occurred if he has a mental or physical condition which totally and presumably permanently prevents him from engaging in any substantial gainful employment with the Company or the Company subsidiary or affiliate with which he was employed prior to inception of his disability which (i) did not arise while engaged in or as a result of being engaged in an illegal act or enterprise, (ii) did not result from chronic alcoholism, addiction to narcotics or the use of illegal or unauthorized drugs in any manner, (iii) did not result from service in the Armed Forces of the United States which entitled the Employee to a Veteran’s Disability Pension, and (iv) did not arise while employed by an employer other than the Company or a Company subsidiary or affiliate of the Company. The existence of such Disability must be certified by two duly licensed and practicing physicians selected, respectively, by the Committee and by the Employee (or his representative). If they fail to agree, a third physician shall be selected by the Committee, and the determination of any two of such three physicians shall be final and controlling on all interested parties. The determination of any such physicians shall be evidenced by appropriate written certifications delivered to the Committee. Notwithstanding the foregoing, the Committee may, in its discretion, waive the requirement of certification of Disability by licensed physicians, and, in lieu of such certification, rely on such other appropriate medical evidence of Disability as is deemed satisfactory by the Committee. Determination of whether such Disability exists shall be made as promptly as possible after the date such Disability is claimed to have commenced. Determination of the date of termination of employment by reason of Disability shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination shall be final and controlling on all interested parties.